Exhibit 99.1
1 Helen of Troy Plaza
El Paso, TX 79912
915-225-8000
Immediate Release
HELEN OF TROY LIMITED
REPORTS SALES AND EARNINGS
FOR FOURTH QUARTER AND FISCAL YEAR 2006

EL PASO, Texas, May 9 - Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported sales and earnings for the fourth quarter and fiscal year ended February 28, 2006.
Fourth quarter sales increased 5.4 percent to $134,508,000 from $127,617,000 in the same period of the prior year. Net earnings for the fourth quarter were $6,645,000 or $0.21 per diluted share versus $11,984,000 or $0.37 per diluted share for the prior year quarter. Fourth quarter sales were led by increased sales from OXO, Retail Appliances and Latin America.
Full year net sales increased to $589,747,000 from $581,549,000 in the prior year. Net earnings for the year were $49,310,000 or $1.56 per diluted share compared with $76,450,000 or $2.35 per diluted share in the prior year. For the full year sales were led by increased sales from OXO, Latin America and Canada.
As reported on March 1, 2006, the Company completed a repatriation of foreign earnings during the fiscal fourth quarter, incurring a one-time tax charge of approximately $2.8 million or $0.09 per fully diluted share. Excluding this one-time charge, net earnings for the fourth quarter was approximately $0.30 per fully diluted share, compared with our guidance provided on January 9, 2006 of net earnings for the fiscal fourth quarter of $0.15 to $0.25 per fully diluted share. Full fiscal year net earnings excluding the one-time tax charge was $1.65 per fully diluted share versus guidance of net earnings for the year of approximately $1.49 to $1.59 per fully diluted share.
At February 28, 2006, the Company’s balance sheet included cash of $18 million, with no outstanding borrowings on its $75 million revolving line of credit. Stockholders’ equity was $475 million, which represents an increase of $55 million in stockholders’ equity from the previous year-end. Book value at year end was approximately $15.04 per fully diluted share. Quarter end inventory at February 28, 2006, declined approximately $16 million or 9 percent from the previous quarter ending inventory at November 30, 2005. Inventory at year-end was $168 million compared to $137 million at the prior year-end. The increase was due primarily to the OXO and Idelle Labs distribution center transitions.

Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the results stated, “We are pleased that the fourth quarter financial results exceeded our expectations. In spite of a very challenging retail environment in the personal care segment over the past year, we were able to successfully complete several of the corporate initiatives we identified as objectives for the fiscal year. The initiatives last year included the following:
▪	OXO International
•	Completion of OXO integration into corporate operations
•	Growth of existing products and new categories
▪	Build upon the Idelle Labs product categories of grooming, skin and hair care brands
▪	Build upon European and Latin American appliance business
▪	Pursue strategic acquisitions in personal care and housewares categories
▪	Leverage investment in capacity and infrastructure through available synergies
“We are expecting to see improvements in overall financial results for fiscal year 2007. We anticipate that those improvements will occur in the second half of the fiscal year, as we continue to believe that personal care sales will be flat to slightly higher, with higher selling, general and administrative expenses during the first half of our 2007 fiscal year. We believe sales in the first quarter will be negatively impacted by the transition of OXO to the new distribution center.
“As previously announced, Helen of Troy completed its 1,200,000 square foot distribution center in Southaven, Mississippi, and expanded its eastern United States distribution capacity to accommodate the distribution needs of the OXO business. This new distribution center will replace our existing facility and increase our presence in Southaven, Mississippi from 619,000 square feet. The OXO inventory transfers from Monee, Illinois to our new distribution center were substantially completed during the current quarter and customer shipments are now being processed from the new facility. We anticipate that the new distribution center will reach normal shipping capacity of the transitioned OXO inventory during the second fiscal quarter.
“We have secured various additional product placements at certain major customers for the coming year. These additional product placements should assist in achieving improved financial performance in the current fiscal year. As a result, we believe the current year financial results will exceed last year’s results, but the first quarter may lag slightly behind that of last year’s first quarter, due primarily to the first quarter distribution center transition issues. Full year sales guidance for the fiscal year ending February 28, 2007 is therefore expected to be in the range of $600 to $620 million, or an increase in sales of 1.7 to 5.1 percent over the prior year. Full year earnings per diluted share are expected to be in the range of $1.70 to $1.80, or an increase of 9 to 15 percent over prior year earnings per diluted share,” Rubin concluded.
The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 11 a.m. ET today, Tuesday, May 9, 2006. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through June 30, 2006.

Helen of Troy Limited is a leading designer, producer and global marketer of brand-name personal care and household consumer products. The Company’s personal care products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s household products include consumer product tools in the kitchen, cleaning, barbecue, barware, storage, organization, garden, hardware, trash and automotive categories. The Company’s products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®, Health at Home® and Health o meter® licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., and Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited. Helen of Troy’s owned brands include OXO®, Good Grips®, Brut®, Vitalis®, Final Net®, Ammens®, Condition 3-in-1®, Skin Milk®, TimeBlock®, Epil-Stop®, Dazey®, Caruso®, Karina®, DCNL™, Nandi™, Isobel™ and WaveRage®. The Company markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, and Wigo® owned brands to the professional beauty salon industry.

This press release contains forward-looking statements, which are subject to change .The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company's actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “believes”, “expects” and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2005 and the Form 10-Q for the quarters ended May 31, 2005, August 31, 2005, and November 30, 2005 and in our other filings with the SEC. These risks are generally provided in our public filings under the heading “Forward-Looking Information and Factors That May Affect Future Results.” Investors are urged to refer to the risk factors referred to above for a description of these risks.

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HELEN OF TROY LIMITED Comparative Analysis (Unaudited)
(In thousands, except earnings per share data)

	For the Three Months Ended				For the Twelve Months Ended
	2/28/2006		2/28/2005		2/28/2006		2/28/2005
Net sales	$134,508	100.0%	$127,617	100.0%	$589,747	100.0%	$581,549	100.0%
Cost of sales	72,904	54.2%	68,917	54.0%	323,189	54.8%	307,045	52.8%

Gross profit	61,604	45.8%	58,700	46.0%	266,558	45.2%	274,504	47.2%
Selling, general, and adminis trative expense	48,302	35.9%	43,680	34.2%	195,180	33.1%	172,480	29.7%
Operating income	13,302	9.9%	15,020	11.8%	71,378	12.1%	102,024	17.5%
Other income (expense):
Interes t expense	(5,549)	-4.1%	(3,143)	-2.5%	(16,866)	-2.9%	(9,870)	-1.7%
Other income (expense), net	1,567	1.2%	(295)	-0.2%	1,290	0.2%	(2,575)	-0.4%
Total other income (expense)	(3,982)	-3.0%	(3,438)	-2.7%	(15,576)	-2.6%	(12,445)	-2.1%
Earnings before income taxes	9,320	6.9%	11,582	9.1%	55,802	9.5%	89,579	15.4%
Income tax expense (benefit)	2,675	2.0%	(402)	-0.3%	6,492	1.1%	12,907	2.2%
Income from continuing operations	6,645	4.9%	11,984	9.4%	49,310	8.4%	76,672	13.2%
Loss from discontinued segment's operations and impairment
of, related assets, net of tax benefits of $442	-	0.0%	-	0.0%	-	0.0%	(222)	0.0%
Net earnings	$6,645	4.9%	$11,984	9.4%	$49,310	8.4%	$76,450	13.1%
Earnings per share:
Diluted
Continuing operations	$0.21		$0.37		$1.56		$2.36
Discontinued operations	$-		$-		$-		$(0.01)
Total diluted earnings per share	$0.21		$0.37		$1.56		$2.35

W eighted average common shares used in computing net earnings per share
Diluted	31,117		32,529		31,605		32,589

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)
	2/28/2006		2/28/2005
Cash and Cash Equivalents	$18,320	$	$ 21,752
Accounts receivable	107,289		111,739
Inventory	168,401		137,475
Total current assets	311,174		286,161
Total assets	857,744		811,449
Total current liabilities	125,606		130,423
Total long-term liabilities	256,761		260,499
Stockholders' equity	475,377		420,527

SELECTED OTHER DATA (In thousands) Impact of Earnings Repatriation on Tax Expense and Net Income (Unaudited)

	Quarter Ended February 28, 2006
	As Reported (GAAP)			Adjustment	Pro Forma
Net Sales	$134,508	100.0%			$134,508
Earnings before income taxes	9,320	6.9%			9,320
Income tax expense (benefit)	2,675	2.0%	[1]	(2,792)	(117)
Net earnings from operations as reported	6,645	4.9%	[1]	2,792	9,437
Earnings per share:
Diluted	$0.21			$0.09	$0.30
	Twelve Months Ended February 28, 2006
	As Reported (GAAP)			Adjustment	Pro Forma
Net Sales	$589,747	100.0%			$589,747
Earnings before income taxes	49,310				49,310
Income tax expense (benefit)	6,492	1.1%	[1]	(2,792)	3,700
Net earnings from operations as reported	49,310	8.4%	[1]	2,792	52,102
Earnings per share:
Diluted	$1.56			$0.09	$1.65
[1] Tax impact of repatriation of $48,554 of foreign earnings

Reconciliation of Non-GAAP Financial Measure - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to Net Earnings

	For the Three Months Ended		For the Twelved Months Ended
	2/28/2006	2/28/2005	2/28/2006	2/28/2005
Net earnings from continuing operations	$6,645	$11,984	$49,310	$76,672
Interest income / Expense, net	5,371	3,226	15,978	9,511
Income tax expense	2,675	(402)	6,492	12,907
Depreciation and amortization	3,689	2,956	12,427	9,708
EBITDA (Earnings before interest, taxes, depreciation
and amortization) excluding discontinued operations	$18,380	$17,764	$84,207	$108,798

This information may be considered non-GAAP Financial Information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding table which reconciles these measures to their corresponding GAAP based measures presented under our Consolidated Condensed Statements of Income, in the accompanying press release.

Management believes the presentation of these non-GAAP financial measures, in connection with the results of the fiscal quarter and twelve months ended February 28, 2006, provide useful information to investors regarding our results of operations as this non-GAAP financial measure allows investors to better evaluate ongoing business performance and factors that influenced performance during the period under report. Management also uses these non-GAAP measures internally to monitor performance of the business. These non-GAAP financial measures should be considered in addition to, and not as a substitute for financial measures prepared in accordance with GAAP.

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